Exhibit 10.1

June 27, 2018

Scott Maw

Subject: Transition Agreement

Dear Scott,

I appreciate your contributions to Starbucks and the support you have provided over the past seven years. I respect your desire to transition to a new phase of your life while supporting Starbucks desire to attract fresh leadership in the finance role. Your willingness to support a transition period in support of new finance leadership while providing advisory services allows us both to more gracefully manage this transition. This letter outlines the terms and the corresponding recognition for you in this process.

Your employment with Starbucks will continue through November 30, 2018, allowing you to receive your equity awards that are scheduled to vest in November 2018 and your FY18 EMBP bonus under the terms of the Plan. Upon the hiring of a new chief financial officer (cfo), you will remain a partner and transfer to the role of senior advisor to the ceo, with your same salary and benefits, continuing to report directly to me to assist the new cfo as needed. In addition to your regular salary and any FY18 EMBP bonus you may receive, if you do not resign prior to November 30, 2018, you will be entitled to a transition bonus of $400,000. The payment of the transition bonus will be made no later than December 31, 2018, subject to your execution without revocation of a separation agreement and general release signed by you on a form provided by Starbucks (the “separation agreement”) following the cessation of your employment on November 30, 2018.

Effective December 1, 2018 you will transition from being a partner to a senior consultant reporting directly to me, providing advice as requested by me or the new cfo. As a consultant, you will be paid a consultancy fee of $250,000 per month, to be paid by the 15th of the following month, through March 31, 2019 (the “consultancy period”). This consultancy fee is in lieu of any further compensation or benefits you would have received as a continuing employee of Starbucks. In the event you terminate the consultancy prior to March 31, 2019, you will be entitled only to the pro-rated fee for the month in which you terminated the consultancy.

In the event of your separation from employment or termination of the consultancy due to your death or “permanent disability” (within the meaning of our long-term disability plan), the full amount of any then unpaid transition bonus and consultancy fees will be paid to (1) in case of your death, the beneficiary of your company-sponsored executive life insurance and (2) in case of your permanent disability, to your personal representative to be used for your benefit, with such amounts being paid within ten (10) business days after such separation from service. Termination of your employment or consultancy, as applicable, for unsatisfactory performance or misconduct will result in forfeiture of any entitlements to further payment of salary amounts, unpaid transition bonus and consultancy fees. Subject to your execution without revocation of the separation agreement, the involuntary termination of your employment or consultancy, as applicable, for reasons other than unsatisfactory performance or misconduct, will result in the acceleration of any then unpaid transition bonus, the value of unvested equity scheduled to vest in November 2018, the value of any unpaid FY18 EMBP bonus at the amount under the Plan and any unpaid consultancy fees, which will be paid within ten (10) business days of the effective date of the separation agreement.

Please note that this offer does not constitute an expressed or implied contract of employment for a specific duration of time. Your employment will continue to be “at will”, meaning that either you or Starbucks can end the employment relationship at any time, for any reason not prohibited by law. All salary and transition bonus payments due hereunder are subject to applicable tax withholding by Starbucks. You will be responsible for the payment of any taxes due in respect of the consultancy fees.

If you have any questions, please do not hesitate to reach out to Lucy Helm. Thank you for all you have done and continue to do for me personally, the company and most importantly our partners.

/s/ Kevin Johnson

Kevin Johnson

president and ceo

I accept this offer according to the terms set forth above.

Signed	/s/ Scott Maw	Date	June 27, 2018